3: INDEPENDENT ACCOUNTANT'S REPORT

INDEPENDENT ACCOUNTANT'S REPORT

To the Stockholders and the Board of Directors of

Citizens Financial Services, Inc.

We have reviewed the accompanying consolidated balance sheet of Citizens Financial Services, Inc. and subsidiary as of March 31, 2002, and the related consolidated statements of income, comprehensive income, and cash flows for the three-month periods ended March 31, 2002 and 2001. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of December 31, 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended (not presented herein); and in our report dated February 1, 2002, we expressed an unqualified opinion on those consolidated financial statements.

/s/ S.R. Snodgrass, A.C.

Wexford, PA

April 30, 2002